Exhibit 10.1

June 28, 2023

Dana Arvidson

[***]

Re:          Separation Agreement and General Release

Dear Dana:

This letter sets forth the agreement (the “Agreement”) between you and TILT Holdings Inc. (the “Company”) regarding the termination of your employment with the Company, effective, May 22, 2023 (the “Separation Date”), as a result of a reduction in force.

Regardless of whether you sign this Agreement, within the time period required by applicable law, you will:

A.	Receive payment of all wages earned through the Separation Date, including payment for all vacation days that you have earned but not used through the Separation Date; and

B.	Be reimbursed for all approved business-related expenses, provided you provide proof of same as required by Company policy within fourteen (14) days of the Separation Date.

On the Separation Date, your employment with the Company will terminate, you will be deemed to have resigned from any and all positions and offices that you hold with the Company or any of its affiliates, without any further action required therefor, and you will no longer be eligible to participate in any of the Company’s bonus plans or employee benefits plans, except as specifically provided by law, by this Agreement, or by the terms of the plans themselves.

In addition, if you timely sign (and do not rescind) this Agreement, and provided you comply with all of its terms, you will receive the separation benefits described below.

You and the Company agree as follows:

1.              Separation Benefits. In consideration for the mutual promises set forth herein:

(a)               The Company will continue to pay your current base salary for six (6) months following the Separation Date (the “Separation Payments”). The Separation Payments will be subject to applicable withholdings and deductions and made in accordance with the Company’s regular payroll practices. The first installment of the Separation Payments shall be paid on the Company’s first payroll date in August of 2023 and shall be made in the amount of your base salary that you would have earned during the payroll periods between May 20, 2023 and the payment date, inclusive. The remaining Separation Payments shall be made in accordance with the Company’s regular payroll practices until and including November 19, 2023. The Separation Payments shall cease if you begin employment with another organization before all Separation Payments scheduled to be paid by the Company have been paid.

(b)               Should you be eligible for and timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for yourself, your spouse and eligible dependents, as applicable, the Company will reimburse you for the difference between the amount of monthly health insurance premiums paid by you pre-and post-COBRA coverage (the “COBRA Payments”), provided that you provide to the Company, on a monthly basis, evidence of your payment of said COBRA premium. Such reimbursement payments shall be made to you on the next regular Company payroll cycle following the Company’s receipt of each month’s evidence of payment of the COBRA premium. The Company shall provide such reimbursement until the earliest of: (i) the 18-month anniversary of the Separation Date; (ii) the date you are no longer eligible to receive COBRA continuation coverage; or (iii) the date on which you receive or become eligible to receive substantially similar health care coverage from another employer or other source.

(c)               The Company will accelerate vesting for the 50,000 RSUs scheduled to be vested December 31, 2023 in accordance with Section 6.2(c)(B) of the June 23, 2021 TILT Executive Agreement with Dana R. Arvidson.

(d)               The Company will waive your post-termination non-competition, non-interference, and non-solicitation obligations set forth in Sections 8, 9 and 10, respectively, of the June 23, 2021 TILT Executive Agreement with Dana R. Arvidson (collectively the “Reduced Restrictions”).

(e)               The Company’s provision of the benefits provided in in this Section 1 (collectively the “Separation Benefits”) to you are contingent upon your compliance with the terms of this Agreement.  You acknowledge and agree that the Separation Benefits are over and above anything owed to you by law, contract, or under the policies of the Company, and that they are being provided to you expressly in exchange for you entering into this Agreement.

2.              General Release.

(a)               In consideration of the mutual promises contained herein, on behalf of yourself, your agents, assignees, attorneys, heirs, executors and administrators, you agree and do release and forever discharge the Company, its predecessors, successors, assigns, parents, investors, subsidiaries and affiliates, and its and their present and former officers, directors, employees and agents, individually and in their official capacities (collectively, the “Releasees”) to the greatest extent permitted by law from any and all claims and causes of action, of whatever kind or nature, known or unknown, including but not limited to those arising out of or relating to your employment by the Company or your separation from employment.  This release includes, but is not limited to, any claims you may have under any federal, state, or local employment laws and any federal, state, or local laws prohibiting discrimination, harassment, or retaliation in employment, including but not limited to Title VII of the Civil Rights Act of 1964, any other provision of any of the federal Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA, 29 USC §§ 623 et seq.) as amended by the Older Workers Benefit Protection Act (OWBPA, 29 U.S.C. § 621), A.R.S. §§ 23-1501 to 23-1502, the Arizona Civil Rights Act, and the Massachusetts Fair Employment Practices Act (Mass. Gen. Laws ch. 151B et seq.); claims under the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act and any similar state law; claims under any federal, state or local leave laws, including but not limited to the Family Medical Leave Act; claims for unpaid salary, wages, commissions, bonuses or other compensation under the Massachusetts Wage Act (including Mass. Gen. Laws ch. 149, §§ 148 and 150) and any other federal, state or local wage and hour laws or wage claim statutes; claims alleging any legal restriction on the Company’s right to terminate its employees; any personal injury claims, including without limitation, wrongful discharge, detrimental reliance, violation of privacy rights, defamation, misrepresentation, tortious interference with contract or business expectancy, and emotional distress; claims alleging breach of express or implied contract; and claims for compensatory, emotional or mental distress damages, punitive or liquidated damages, attorney fees, costs, interests or penalties.

(b)               This release of claims in Section 2(a) does not include the release of your right to enforce the terms of this Agreement, any claims that cannot be released by law, or any future claims that have not arisen as of the date that you signed this Agreement.  Further, you will not be waiving any rights you may have under the Company’s employee benefit plans and such rights shall be governed by the terms of those plans and applicable law. For the avoidance of doubt, the release of claims in Section 2(a) does not include any claim under the Arizona Fair Wages and Healthy Families Act, the Colorado Wage Act, the workers compensation or unemployment compensation statutes, or any other claim, which, as a matter of law, cannot be released by private agreement.

(c)               In exchange for the consideration provided in this Agreement, the Company irrevocably and unconditionally fully and forever waives, releases, and discharges Dana Arvidson, including his heirs, executors, representatives, administrators, and agents (collectively, the “Released Employee Parties”), from any and all claims, demands, actions, causes of actions, judgments, settlements, arbitration disputes, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown that the Company may have or has ever had against the Released Employee Parties, or any of them, arising out of, or in any way related to Mr. Arvidson’s hire, benefits, employment, termination, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the effective date of this Agreement. Notwithstanding the foregoing, the release set forth in this Section 2(c) shall not release the Released Employee Parties from (i) claims arising from any actions by Dana Arvidson that constitute a violation of applicable federal or state criminal law, or (ii) claims which a court of competent jurisdiction has not approved indemnification by the Company to Dana Arvidson pursuant to the Indemnification Agreement dated July 12, 2021 or has determined that indemnification is prohibited pursuant to Section 163 of the British Columbia Business Corporations Act.

3.              Director & Officers Insurance: As of the Separation Date, you remain a covered insured under a directors and officers liability insurance policy held by the Company (“D&O Policy”). Further, the Company acknowledges and agrees to comply with its obligations pursuant to Section 5.01(4) of the Indemnification Agreement dated July 12, 2021. Further, you shall not be responsible for any premiums or other payments under any D&O Policy.

4.              No Pending Suits. You represent that you have not filed any lawsuit or complaint against the Company or any of the other Releasees in any court of law or administrative agency that is pending as of the date you sign this Agreement.  While the release of claims in Section 2(a) nor any other provision of this Agreement is intended to preclude you from filing an administrative charge with, or testifying, assisting, or participating in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or similar governmental agency, you further agree to waive any right to accept any monetary award obtained on your behalf from any Releasee by the EEOC or any other local, state or federal governmental agency for any claim otherwise subject to the release set forth in this Agreement, with the exception of monetary recovery from a government-administered whistleblower award program for providing information directly from a government agency. Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

5.              Mutual Non-Disparagement.  You agree, on behalf of yourself, your agents, assignees, attorneys, heirs, executors and administrators, not to make any oral or written communication publicly, on social media, or to any person or entity, including but not limited to any media outlet, industry group, or current or former customer of any Releasee, which has the effect of damaging the reputation of, or otherwise working in any way to the detriment of, the Company, the Releasees, or the Company’s products and services. The Company agrees to instruct its senior management team, defined as all Vice Presidents and above, not to make any oral or written communication publicly, on social media, or to any person or entity, including but not limited to any media outlet, industry group, or current or former customer of any Releasee, which has the effect of damaging your reputation or otherwise working in any way to your detriment. Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Company will publicly message your separation as a voluntary resignation and will not make any communication publicly that the Company terminated your employment, that you performed your functions in bad faith, that your separation resulted from violation of Company policy or any law or regulation, or any substantially similar statement. This Section 5 is a material term of this Agreement. Further, this Section 5 supersedes and replaces Section 19 (“Mutual Non-Disparagement”) of the July 12, 2021 TILT Executive Agreement, as amended, with Dana R. Arvidson.

6.              Return of Company Property. By signing this Agreement, you represent that you have returned all Company property, including but not limited to (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company Group (as defined in the Employment Agreement) that were in your possession, subject to your control or held by you for others; and (b) all property or equipment that you have been issued by the Company Group during the course of your employment or property or equipment that you otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to you with any such computers), tablets, smartphones, and other devices. You acknowledge that you are not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and are not authorized to retain any property or equipment of the Company Group. You further agree that you will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company Group that has been or is inadvertently directed to you following the date of the termination of your employment, and that you have provided the Company with account information for any credit card, phone or other account for which the Company Group may have any obligation. Notwithstanding the foregoing, you may retain your Company-provided iPad and laptop, provided all Company software, Confidential Information, and other Company property and information is removed from the device by the Company.

7.              Continuing Obligations. You acknowledge and agree that Sections 7, 11 (with the exception of section 11’s applicability to sections 8, 9, and 10 of the June 23, 2021 TILT Executive Agreement with Dana R. Arvidson), 13, 14 (with the exception of section 14’s applicability to sections 8, 9, and 10 of the June 23, 2021 TILT Executive Agreement with Dana R. Arvidson), 15, 16, 17, 18, 21, 22, 26, 29, and 31 of the Employment Agreement (the “Continuing Obligations”) remain in full force and effect following the Separation Date. Nothing in this Agreement shall in any way limit your post-termination obligations, including but not limited to under the non-disclosure and confidentiality provisions in the Employment Agreement. You agree to comply with the Continuing Obligations after the Separation Date.

8.              Confidentiality. You promise to keep the terms of this Agreement confidential except (a) that you may disclose the terms to your immediate family and any financial or legal advisors if they agree to be bound by this confidentiality provision; and (b) to the extent disclosure is required by applicable law.

9.              Defend Trade Secrets Act Notice.  Federal law provides that you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The law further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

10.            Non-Admission.  The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by you, the Company, or the Releasees of any liability, error, violation or omission.

11.            Internal Revenue Code Section 409A. You agree that this letter agreement will be interpreted to avoid any reasonably avoidable liability under Section 409A of the Internal Revenue Code (Section 409A). You agree that if your time period to sign it (plus any revocation period) begins in one calendar year and ends in the next calendar year, you will not receive any compensation for signing the agreement until the second calendar year (even if you sign sooner). You agree that, if you are a “specified Executive” within the meaning of Section 409A, payment of your compensation for signing the agreement shall be delayed to the extent Section 409A so requires. You, not the Company, are responsible for any tax penalties imposed on you.

12.            Reformation; Severability.  The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, the parties agree that a court shall reform such provision to render it valid and enforceable to the extent necessary to protect the Company’s legitimate business interests, and that such reformation shall not affect the validity or enforceability of the remaining provisions, which shall remain valid and enforceable to the fullest extent permitted by law.

13.            Execution.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.  A facsimile or PDF signature shall be deemed an original and valid signature.

14.            Miscellaneous.

(a)               You agree that this is an individually negotiated agreement, and not part of any continuing arrangement, plan, scheme or program.

(b)               You acknowledge that this Agreement constitutes an articulation of all pay and benefits to which you are entitled, and that you are not entitled to any other payments, benefits or privileges that have not been specifically included in this Agreement.

(c)               You further represent, warrant, and acknowledge that you have received all wages, bonuses, commissions, expense reimbursement, equity compensation, vacation pay or any other compensation or benefits of any kind due and owing through the Separation Date, and that you are not entitled to any additional payments or compensation except as specifically provided in this Agreement.

(d)               This Agreement supersedes all prior written, verbal, or implied agreements between you and the Company except for the Continuing Obligations and the Indemnification Agreement dated July 12, 2021, between you and the Company which remain in full force and effect.

(e)               This Agreement may not be modified except in writing signed by you and an authorized officer of the Company.  This Agreement shall be construed under the laws of the Commonwealth of Massachusetts and shall be binding upon you and your heirs and personal representatives, and the Company and its agents, successors and assigns.

(f)                You acknowledge that before entering this Agreement you were offered a period of at least forty-five (45) days to consider it and to consult with an attorney or other advisor of your choice and that, by this Agreement, you were advised to do so.

(g)               You further acknowledge that you have entered into this Agreement knowingly and voluntarily, that you have read and understood this Agreement, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.

(h)               Attached to this Agreement is an Appendix containing a list of the job titles and ages of those employees in the decisional unit who have and have not been selected for termination as a result of the reduction in force.

(i)                 You may rescind your acceptance of this Agreement by providing written notice of your decision to rescind to me by email at tconder@tiltholdings.com. Your written notice of rescission must be received within seven (7) days of your execution of this Agreement. This Agreement shall not become effective until this rescission period has expired without your having rescinded the Agreement.

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If you choose to accept this Agreement, please sign and date below where indicated and return it to me by email at tconder@tiltholdings.com on or before July 3, 2023.

Sincerely,

/s/ Tim Conder

Tim Conder
Interim CEO
TILT Holdings Inc.

I understand that by signing this letter agreement I am entering into an important, legally binding agreement that includes a general release of claims and other important provisions. I have carefully read and considered the letter agreement. I have had an opportunity to consult with a lawyer about it. I hereby agree to all of the terms and conditions of this letter agreement.

/s/ Dana Arvidson
Dana Arvidson

Date:	June 28, 2023

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